August 28, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by
Eaton Vance Investment Grade Income
Fund (copy attached), which we
understand will be filed with the Securities and Exchange Commission, pursuant to
Item 77K of Form N-SAR, as part of the
Form N-SAR of Eaton Vance Investment
Grade Income Fund dated August 28,
2007.  We agree with the statements
concerning our Firm in such Form N-SAR.

Very truly yours,



PricewaterhouseCoopers LLP















Eaton Vance Management


The Eaton Vance Building
255 State Street, Boston, MA 02109
(617) 482-8260



August 16, 2007

PricewaterhouseCoopers LLP
125 High Street
Boston, Massachusetts 02110

Dear Sirs:

In accordance with the requirements of item
304 of Regulation S-K, please provide us with a letter(s) from your firm addressed to the Securities and Exchange Commission stating your agreement with the statements made in the enclosed attachments with respect to certain Eaton Vance Funds and Portfolios as referred to therein.

A copy of your letter will be filed with the Securities and Exchange Commission, along with the applicable statement as attached, as an exhibit to the respective Fund's or Portfolio's next Form N-SAR for the period ended June 30, 2007 (in accordance with
Item 77K of Form N-SAR).

Sincerely,



Barbara E. Campbell
Vice President, Eaton Vance Management












Applicable to Eaton Vance Investment
Grade Income Fund and Eaton Vance VT
Large-Cap Value Fund

On August 6, 2007,
PricewaterhouseCoopers LLP, resigned in
the ordinary course as the Fund's
independent registered public accountants.

The Fund was newly organized in 2007 and has not completed its first fiscal year. There have been no disagreements with
PricewaterhouseCoopers LLP since its
appointment and through August 6, 2007 on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers
LLP, would have caused them to make
reference thereto in a report on the Fund's financial statements, and there were no reportable events of the kind described in
Item 304 (a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

At a meeting held on August 6, 2007, based on Audit Committee recommendations and approvals, the full Board of Trustees of the Fund approved Deloitte & Touche LLP as the Fund's independent registered public accounting firm for the fiscal year ending
December 31, 2007.  To the best of the
Fund's knowledge, since the Fund's
inception and through August 6, 2007, the Fund did not consult with Deloitte &
Touche LLP on items which concerned the
application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements or concerned the subject of a disagreement (as defined in paragraph
(a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph
(a)(1)(v) of Item 304 of Regulation S-K).